Exhibit 2.2
Execution Version

$85,000,000
CREDIT AGREEMENT
Dated as of August 13, 2008
between
SHERMAN FINANCIAL GROUP LLC,
as Borrower
and
MORTGAGE GUARANTY INSURANCE CORPORATION,
as Administrative Agent, Collateral Agent and Initial Lender

i

EXHIBITS AND SCHEDULE

EXHIBIT A	—	Form of Assignment and Acceptance
EXHIBIT B	—	Form of Note
EXHIBIT C	—	Terms of Guarantee

SCHEDULE 1	—	Existing Excluded Debt
SCHEDULE 2	—	Existing Liens

ii

     CREDIT AGREEMENT, dated as of August 13, 2008 (this “Agreement”), between SHERMAN FINANCIAL GROUP LLC, a Delaware limited liability company (the “Borrower”), and MORTGAGE GUARANTY INSURANCE CORPORATION (“MGIC”), as the initial lender (in such capacity, the “Initial Lender”) and as the administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent”) for the Lenders (as hereinafter defined).
PRELIMINARY STATEMENT:
     WHEREAS, the Borrower has requested that the Initial Lender accept the Initial Lender’s Note (as defined below), which is in the aggregate principal amount of $85,000,000, in payment of a portion of the price of the Repurchase (as defined below); and
     WHEREAS, subject to the terms and conditions of this Agreement, the Initial Lender is willing to accept the Initial Lender’s Note as such partial payment.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “ABS Debt” means Debt for Borrowed Money of the Borrower or any Subsidiary that is a Permitted Finance Receivables Securitization.
     “Administrative Agent” has the meaning specified in the recital of parties to this Agreement.
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.
     “Agents” means, collectively, the Administrative Agent and the Collateral Agent.
     “Alternate Reference Rate” means, on any date, a fluctuating rate of interest per annum equal to the higher of: (a) the rate then published as the prime rate in the Wall Street Journal; and (b) the Federal Funds Rate plus 0.50%.
     “Applicable Law” means, with respect to any Person, (i) all common law applicable to such Person and (ii) all provisions of all (A) Laws, domestic or foreign, applicable to such

Person, (B) Governmental Approvals applicable to such Person and (C) orders, decisions, judgments and decrees of all arbitrators applicable to such Person.
     “Applicable Margin” means 5.00% per annum.
     “Applicable Percentage” means, with respect to any Redirected Interest Payment in respect of a Later Note, 1.00 minus the Tax Rate applicable to the holder of such Later Note, expressed as a percentage.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, and, if applicable, the Borrower, in the form of Exhibit A, and with the correct alternative selected as indicated in the instruction therein and with Schedule I thereto completed, subject in each case to any modifications approved by the Administrative Agent and each other Person party thereto or whose consent is required under this Agreement.
     “Borrower” has the meaning specified in the recital of parties to this Agreement.
     “Borrower Confidential Information” means written information furnished to any Agent or any Lender or any of their respective Related Parties by or on behalf of the Borrower or any of its Related Parties in connection with the transactions contemplated by or otherwise pursuant to this Agreement or any other Loan Document or information obtained by any Agent, any Lender or any of their respective Related Parties in the course of any review of the books or records of the Borrower or any of its Related Parties, but does not include any such information that is or becomes generally available to the public through no act or omission by any Agent, any Lender or any of their respective Related Parties or any Person acting on their behalf or that is or becomes available to the Administrative Agent or such Lender from a source other than the Borrower or any of its Related Parties or any Person acting on their behalf that to the knowledge of the recipient party did not have a duty of confidentiality to the Borrower or any of its Related Parties.
     “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City, and, if the interest on the Loan is accruing based on the Eurodollar Rate on such day, on which dealings are carried on in the London interbank market.
     “CEO” means the individual who on July 1, 2008 was the chief executive officer of the Borrower or an entity that served as the Borrower’s exclusive financial advisor and consultant in connection with the policy and investment decisions to be made by the Borrower and administered the day-to-day operations of the Borrower and performed or supervised the various administrative functions reasonably necessary for the management of the Borrower.
     “CEO Group” means the CEO and the members of his Immediate Family.
     “Citi Agreement” means the Credit Agreement, dated as of September 14, 2007, among certain Affiliates of the Borrower, the Initial Lenders (as defined therein) and Citicorp USA, Inc.
     “Closing Date” has the meaning specified in the Securities Repurchase Agreement.

     “Collateral” means any collateral from time to time required under Section 5.01(l)(B) of this Agreement to be pledged to secure repayment of the Loan and/or any other amounts payable under any Loan Document.
     “Collateral Agent” has the meaning specified in the recital of parties to this Agreement.
     “Confidential Information” has the meaning specified in Section 9.08.
     “Contingent Liabilities” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the lesser of (i) the outstanding principal amount (or maximum outstanding principal amount, if larger) of the debt, obligation or other liability guaranteed thereby and (ii) the stated amount of the guaranty or other undertaking reduced by any payments made thereunder.
     “Covered Subsidiary” means, with respect to the Borrower, a Person organized under the laws of the United States or any state or other political subdivision thereof in which the Borrower and/or its Affiliates collectively own an equity or other beneficial interest of at least 75%, other than Credit One Bank, National Association; provided, however, that a Person that but for this proviso would be a Covered Subsidiary shall not be a Covered Subsidiary if (i) the Borrower and its Affiliates collectively own an equity or other beneficial interest in such Person of not more than 90%, (ii) such interest not owned by the Borrower and/or its Affiliates (or, in the case of such interest acquired after the date hereof, such interest owned by the Borrower and/or its Affiliates) was acquired after the date hereof, and (iii) from the perspective of the Borrower and/or its Affiliates, no portion of the reason for engaging in the transaction relating to such interest was to make this proviso applicable. For purposes of this definition, an equity or other beneficial interest is owned by the Borrower and/or its Affiliates if it is owned directly or indirectly.
     “Debt” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all payment obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business), (iii) all payment obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all payment obligations of such Person as lessee under leases that have been, in accordance with GAAP, recorded as capital leases, (v) all payment obligations of such Person in respect of reimbursement agreements with respect to acceptances, letters of credit (other than trade letters of credit) or similar extensions of credit, (vi) all payment obligations of such Person under any Hedging Transaction and (vii) all Contingent Liabilities of such Person in respect of the foregoing. For purposes of clause (vi) of this definition, the “principal” amount of Debt of a Person in respect of any Hedging Transaction at any time will be the maximum aggregate amount (after giving effect to any netting agreements) that such Person would be required to pay if such Hedging Transaction were terminated at such time.
     “Debt for Borrowed Money” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all payment obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, and (iii) all Contingent Liabilities of such Person in respect of the foregoing.
     “Debtor Relief Proceeding” means, with respect to any Person, (a) any voluntary or involuntary case, action or proceeding with respect to such Person before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, (b) any assignment for the benefit of creditors generally, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or (c) such Person’s application for or consent to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property, or the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer without application or consent of such Person continuing undischarged or unstayed for 60 days, that is in the case of each of the foregoing clauses (a), (b) and (c) undertaken under United States federal, state or foreign law.
     “Default” means any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
     “Dollars” and the symbol “$” mean lawful currency of the United States of America.
     “DPV” means the individual who on July 1, 2008 was the director of strategic analysis and portfolio valuation of the Borrower or an entity that served as the Borrower’s exclusive financial advisor and consultant in connection with the policy and investment decisions to be made by the Borrower and administered the day-to-day operations of the Borrower and performed or supervised the various administrative functions reasonably necessary for the management of the Borrower.
     “DPV Group” means the DPV and the members of his Immediate Family.
     “Eligible Assignee” means (i) an Affiliate of the Initial Lender that is a “United States person” under Section 7701(a) of the Internal Revenue Code or a disregarded entity owned by such a “United States person”, (ii) each Person (including each holder of a Later Note satisfying the requirements of this clause (ii)) from time to time obligated, pursuant to a written agreement to which MGIC or any of its Affiliates is a party, to become an assignee of the Initial Lender under Section 9.07 (it being understood that each such Person shall be an Eligible Assignee under this clause (ii) solely with respect to the assignment(s) required by such written agreement) and (iii) any Person (other than a natural person) approved by (A) the Administrative Agent (and by the Initial Lender if the Administrative Agent is not an Affiliate of the Initial Lender and the Initial Lender Exposure is greater than zero), and (B) unless an Event of Default has occurred and is continuing, the Borrower (each such approval under clause (iii)(A) or (iii)(B) not to be unreasonably withheld or delayed, it being expressly agreed that it shall not be unreasonable for the Borrower to withhold consent to any such assignment if the assignee would be entitled to receive any greater payment pursuant to Section 2.14 hereof than the Lender making such assignment would have been entitled to receive had such assignment not occurred, after giving effect to any waiver of such right); provided, however, that the Administrative Agent (and the Initial Lender if the Administrative Agent is not an Affiliate of the Initial Lender and the Initial Lender Exposure is greater than zero) may in its absolute discretion withhold its approval if the proposed Eligible Assignee is the Borrower or any Subsidiary or Affiliate of the Borrower (other than the Persons referred to in clause (ii) above).
     “Equity Interest” means (i) in the case of a corporation, capital stock, (ii) in the case of a limited liability company, membership interests, (iii) any other interest (including a beneficial interest) or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of the assets of, the issuing Person and (iv) any warrants, options or other rights to acquire any of the foregoing.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “ERISA Affiliate” of a Person or entity means any trade or business (whether or not incorporated) that is a member of a group of which such Person or entity is a member and that is under common control with such Person or entity within the meaning of Section 414(b) or (c) of the Internal Revenue Code, and the regulations promulgated and rulings issued thereunder, each as amended or modified from time to time.
     “ERISA Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) covering employees of the Borrower or any ERISA Affiliate of the Borrower subject to Title IV of ERISA.
     “ERISA Termination Event” means (i) the occurrence of a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC), or (ii) the withdrawal of the Borrower or any of its ERISA Affiliates from an ERISA Plan during a plan year in which the Borrower or any of its ERISA Affiliates was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate an ERISA Plan or the treatment of an ERISA Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate an ERISA Plan by the PBGC or to appoint a trustee to administer any ERISA Plan, or (v) any other event or condition that would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.
     “Eurodollar Rate” means, for any Interest Period, the interest rate per annum appearing on Page 3750 (or any successor page) of the Reuters Service (formerly known as the Telerate Service) at approximately 11:00 a.m. (London time), two (2) Business Days prior to the first day of the Interest Period for Eurodollar deposits with a three-month maturity. In the event that such rate is not available at such time for any reason, then the Eurodollar Rate shall be the rate per annum at which dollar deposits of $5,000,000 and for a three-month maturity are offered by the principal office of Citibank, N.A. in immediately available funds in the London interbank market at approximately 11:00 a.m. (London time), two (2) Business Days prior to the commencement of such Interest Period.
     “Events of Default” has the meaning specified in Section 6.01.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, or, at any time that such statute is no longer in effect, any similar replacement federal statute then in effect, and any reference to a particular section thereof shall include a reference to the comparable section, if any, of such similar replacement federal statute, and the rules and regulations promulgated thereunder.
     “Excluded Debt” means, for purposes of the “Permitted Liens” definition and Sections 5.01(l) and 5.01(m) hereof, (a) ABS Debt, (b) Debt for Borrowed Money existing on the date hereof and identified on Schedule 1 (except for any such Debt for Borrowed Money that is unsecured as of the date hereof but becomes secured after the date hereof), (c) Debt for Borrowed Money incurred or assumed after the date hereof for the purpose of financing all or any part of the cost of acquiring from a non-Affiliate of the Borrower an asset or assets of the Borrower or any Subsidiary, (d) Debt for Borrowed Money of any Person that becomes a Subsidiary after the date hereof provided that such Debt for Borrowed Money was outstanding before such Person became a Subsidiary and was not incurred in contemplation thereof, (e)(i) unsecured Debt for Borrowed Money of the Borrower owed to any Subsidiary of the Borrower, or (ii) unsecured Debt for Borrowed Money of any Covered Subsidiary owed to the Borrower or any other Subsidiary, in each case in the ordinary course of business, (f)(i) Debt for Borrowed Money incurred after the date hereof to refinance any outstanding Debt for Borrowed Money permitted under clauses (b) through (d) of this definition provided that the principal amount thereof does not exceed the principal amount so refinanced and the scope of the property subject to any Lien securing such refinanced Debt for Borrowed Money (if any) is not increased (or, if there is no Lien securing such refinanced Debt for Borrowed Money, no Lien is created to secure the Debt for Borrowed Money newly incurred) and (ii) Debt for Borrowed Money incurred after the date hereof to refinance Debt for Borrowed Money of the type referred to in subclause (e), provided that such new Debt for Borrowed Money constitutes credit extended by the Borrower or a Subsidiary and (g) Debt for Borrowed Money of the Borrower incurred in consideration of a redemption of equity of a member of the Borrower’s management team upon such Person ceasing to be a member of the Borrower’s management team provided that such Debt for Borrowed Money is neither secured nor senior to the Initial Lender’s Note(s).
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal (for each day during such period) to:
     (i) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or
     (ii) if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the

Administrative Agent from three federal funds brokers of recognized standing selected by it.
     “Finance Receivables” means retail installment contracts, promissory notes, retail leases, charge accounts, credit cards or other receivables, chattel paper, mortgage loans or other financial assets of a type securitized in the asset-backed securities marketplace originated, acquired or serviced in the ordinary course of business by the Borrower or any of its Subsidiaries and shall include all related collateral, including real property in the case of mortgage loans and all proceeds, in respect of any of the foregoing.
     “Financial Officer” means, with respect to the Borrower, the chief financial officer, principal accounting officer, treasurer or controller of Sherman Capital Markets LLC, in its capacity as the management company of the Borrower.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by the United States accounting profession, which are in effect from time to time.
     “Governmental Approval” means any authorization, consent, approval, license or exemption of, registration or filing with, or report or notice to, any Governmental Entity.
     “Governmental Entity” means any government, any governmental or regulatory entity or body, department, commission, board, agency, instrumentality or self-regulatory organization, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial or local, and whether domestic or foreign.
     “Hedging Transaction” means any rate swap, basis swap, forward rate transaction, repurchase transaction, reverse repurchase transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, any option or future in relating to any security or basket of securities or index, any bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, currency swap transaction, cross-currency rate swap transaction, currency option or other similar transaction or any option thereon.
     “Immediate Family” means (i) the spouse, lineal descendants, children by adoption of a specified individual and the spouses of such lineal descendants or children by adoption and (ii) each trust whose primary (as opposed to contingent) beneficiaries include the foregoing Persons (including, without limitation, grantor retained annuity trusts (GRATs)).
     “Initial Lender” has the meaning specified in the recital of parties to this Agreement and (a) upon the effectiveness of any assignment by the Initial Lender thereto in accordance with Section 9.07(a), shall include any Affiliate of MGIC from time to time holding a Note, and (b) shall exclude any assignee of the Initial Lender that is not an Affiliate of MGIC.
     “Initial Lender Exposure” means, at any time of determination, the aggregate amount of principal and interest outstanding under the Loan and payable to, and all other amounts at such time due and owing hereunder to, the Initial Lender, in each case to the extent not paid in full in cash to the Initial Lender at such time of determination, excluding all such amounts relating to portions of the Loan with respect to which the Initial Lender has entered into participations with Persons that are not Affiliates of the Initial Lender pursuant to Section 9.07(e).
     “Interest Payment Date” has the meaning specified in Section 2.08.
     “Interest Period” means (a) the period commencing on the Closing Date through and including the last day of the calendar month during which the Closing Date occurs and, thereafter, (b) each subsequent period commencing on the last day of the immediately preceding Interest Period and having a duration (subject to clause (i) below) of three months; provided, however, that:
     (i) any Interest Period that would otherwise end after the Termination Date shall end on the Termination Date; and
     (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “Key Man Event” means the failure by the CEO or the DPV to continue to be the chief executive officer (or to perform the functions of the chief executive officer without regard to title) and director of strategic analysis and portfolio valuation (or to perform the functions of the director of strategic analysis and portfolio valuation without regard to title), respectively, of the Borrower or an entity that serves as the Borrower’s exclusive financial advisor and consultant in connection with the policy and investment decisions to be made by the Borrower and administer the day-to-day operations of the Borrower and perform or supervise the various administrative functions reasonably necessary for the management of the Borrower.
     “Later Note” means any Note representing a portion of the Loan assigned to any Person by the Initial Lender hereunder pursuant to Section 9.07 as to which the related Assignment and Acceptance indicates that the provisions in this Agreement regarding Redirected Payments apply, including all additional portions of the Loan assigned to the holder of such Later Note in respect of Redirected Interest Payments pursuant to Section 2.05(c) hereof.
     “Law” means any constitution, statute, law, ordinance, regulation, rule, code, order, rule of common law or judgment enacted, promulgated, issued, enforced or entered by any Governmental Entity.
     “Lender Tax” means any Tax imposed on any Lender or any Agent (i) by the jurisdiction under the laws of which such Person is organized or incorporated, or in the case of any Lender, by the jurisdiction of such Lender’s principal office (or, with respect to any Lender that is not engaged in a business or is an individual, such Lender’s domicile or jurisdiction of primary residence, respectively), or, in either case, any political subdivision thereof or (ii) by reason of any connection between the jurisdiction imposing such Tax and such Lender, Agent or such Lender’s principal office, domicile or primary residence, as applicable, other than a connection arising solely from such Lender’s or Agent’s having executed, delivered, performed its obligations under, or received payment under or enforced, this Agreement.
     “Lenders” means the Initial Lender and each Person that shall become a party hereto pursuant to Section 9.07(a).
     “Lien” means any lien, security interest or other charge or encumbrance of any kind, including an encumbrance on title to real property.
     “Loan” means the extension of credit in the principal amount of $85,000,000 to the Borrower pursuant to this Agreement.
     “Loan Documents” means, collectively, this Agreement, the Notes, each Assignment and Acceptance and, from and after the date any guarantee or security agreement is entered into and delivered under Section 5.01(l) hereof, each such guarantee and/or security agreement (if any).
     “Loan Parties” means, collectively, the Borrower and any other Person from time to time guaranteeing or securing repayment of the Loan and/or any other amounts payable under the Loan Documents.
     “Management Affiliate” has the meaning specified in the Securities Repurchase Agreement.
     “Management Agreement” means the Amended and Restated Management Services Agreement dated as of September 19, 2007 between the Borrower and Sherman Capital Markets LLC, as modified from time to time in accordance with the terms hereof and thereof.
     “Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Material Adverse Change” means (i) any material adverse change in the business, condition (financial or otherwise) or operations of the Borrower or (ii) any event or circumstance that is reasonably likely to affect the legality, validity or enforceability of any Loan Document to which the Borrower is a party or to materially and adversely affect the ability of the Borrower to perform its obligations under such Loan Documents or the rights and remedies of any Agent or the Lenders under such Loan Documents.
     “Material Domestic Subsidiary” means, at any time, any Subsidiary of the Borrower (other than any Subsidiary not organized under the laws of the United States or any state or other political subdivision thereof) with consolidated shareholders’ equity as of the then most recently ended fiscal quarter equal to or greater than 5% of the consolidated members’ equity of the Borrower as of the end of such fiscal quarter or consolidated net income (for the period of four consecutive fiscal quarters then most recently ended) equal to or greater than 5% of consolidated net income (for such period) of the Borrower (it being understood and agreed that if domestic Subsidiaries of the Borrower that are not Material Domestic Subsidiaries have in the aggregate consolidated shareholders’ equity as of the end of any such fiscal quarter equal to or greater than 22.5% of the consolidated members’ equity of the Borrower as of the end of such fiscal quarter or consolidated net income (for such period) equal to or greater than 22.5% of the consolidated net income (for such period) of the Borrower, then the Borrower shall either (i) designate one or more domestic Subsidiaries as Material Domestic Subsidiaries such that, after giving effect to such designations, the Subsidiaries of the Borrower that are not Material Domestic Subsidiaries have in the aggregate consolidated shareholders’ equity as of the end of such fiscal quarter less than 22.5% of the consolidated members’ equity of the Borrower as of the end of such fiscal quarter and consolidated net income (for such period) less than 22.5% of the consolidated net income (for such period) of the Borrower or (ii) designate all of its domestic Subsidiaries as Material Domestic Subsidiaries).
     “Notes” means the promissory notes from time to time issued by the Borrower to the respective Lenders pursuant to Section 2.07 and/or Section 3.01, in substantially the form of Exhibit B.
     “Organizational Documents” shall mean, as applicable to any Person, the charter, code of regulations, articles of incorporation, by-laws, certificate of formation, operating agreement, certificate of partnership, partnership agreement, certificate of limited partnership, limited partnership agreement or other constitutive documents of such Person.
     “Other Taxes” has the meaning specified in Section 2.14(b).
     “Payment Account” means the account of the Administrative Agent from time to time designated as such in writing by the Administrative Agent to the Borrower.
     “Payment Date” means an Interest Payment Date or a Principal Payment Date.
     “PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
     “Percentage” means, with respect to any Lender, the percentage of the aggregate outstanding principal amount of the Loan comprised by the principal amount of the Loan payable to such Lender.
     “Permitted Finance Receivables Securitization” means:
     (a) any securitization where (i) a Securitization Subsidiary is the obligor, (ii) Finance Receivables are sold, contributed and/or transferred to such Securitization Subsidiary in one or more related transactions and (iii) the financing that is provided is secured by the Finance Receivables so sold, contributed or transferred; provided that any recourse of the creditors and/or investors in such securitization to the assets or credit of any Affiliate of the Securitization Subsidiary with respect to (A) such Finance Receivables that are or become uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the underlying obligors thereon and/or (B) any diminution in value of such Finance Receivables is limited to 10% of the maximum principal amount of such financing available to be borrowed (it being understood that, without limitation of the types of recourse, interests and obligations that are not within the scope of the immediately preceding proviso, none of the following in and of themselves shall constitute recourse for purposes of the immediately preceding proviso: (x) recourse for breach of representation regarding the characteristics and/or eligibility of Finance Receivables at the time of transfer thereof, nor (y) retention of any equity interest in, or subordinated interest in or subordinated obligation of such Securitization Subsidiary, nor (z) customary servicing obligations related to such Finance Receivables) or
     (b) the incurrence of any Debt for Borrowed Money where (i) the Borrower and/or any Subsidiary (other than a Securitization Subsidiary) is an obligor and (ii) the security therefor, taken as a whole, is solely (A) Finance Receivables, (B) caps, swaps or other Hedging Transactions and (C) other assets constituting no more than 10% of the maximum principal amount available to be borrowed under the applicable financing; provided that:
     (y) With respect to any such Debt for Borrowed Money incurred under a facility providing for a single advance, such Finance Receivables which secure such Debt for Borrowed Money shall have a value at the time at which such indebtedness is initially incurred equal to or greater than the principal amount of such Debt for Borrowed Money outstanding immediately after giving effect to such incurrence. Such value shall be determined by the Borrower or such Subsidiary, as applicable, consistent with the discounted cash flow valuation methodology customarily employed by the Borrower or such Subsidiary for determining the net present value of each type of Finance Receivable (such methodology, the “DCF Methodology”).
     (z) With respect to any such Debt for Borrowed Money incurred under a facility providing for multiple advances, such Debt for Borrowed Money is incurred in accordance with the borrowing base formula applicable to such facility at the time of the initial advance thereunder; provided, however, that if the maximum amount that could be borrowed at the time of the initial advance under such facility in compliance with the borrowing base formula thereunder is greater than the value of such Finance Receivables determined in accordance with the DCF Methodology, then the Debt for Borrowed Money incurred from time to time under such facility shall not constitute “Excluded Debt”. If any such multiple-advance facility shall be determined pursuant to the immediately preceding sentence to provide for the incurrence of Excluded Debt based on the borrowing base formula in effect at the time of the initial advance thereunder, and the borrowing base formula or the method of application thereof shall thereafter be modified, then the Debt for Borrowed Money incurred under such facility shall cease to constitute “Excluded Debt” if, at the time of the initial advance after such modification, the maximum amount that could be borrowed in compliance with the modified borrowing base formula is greater than the value of such Finance Receivables determined in accordance with the DCF Methodology.
     “Permitted Liens” means (i) Liens existing on the Closing Date and set forth on Schedule 2 and any modifications, replacements, renewals and extensions thereof (provided that (A) the amount of the obligation secured by the applicable Lien shall not exceed the amount thereof existing immediately prior to such modification, replacement, renewal or extension, and (B) the scope of the property subject to such Lien is not increased), (ii) Liens imposed by law for taxes, assessments or governmental charges or claims (A) that are not material or (B) that are not yet due or (C) that are being contested in good faith and by appropriate proceedings diligently conducted and as to which adequate reserves are being maintained in accordance with GAAP, (iii) Liens to secure statutory obligations and judgment bonds, (iv) Liens arising by reason of any judgment, decree or order of any court or other governmental authority in respect of judgments that do not constitute an Event of Default under clause (f) of Section 6.01, (v) customary rights of setoff against, and other Liens arising by operation of law upon, deposit accounts and securities accounts in favor of banks or other depository institutions and securities intermediaries, (vi) Liens securing the claims of materialmen, mechanics, carriers, landlords, warehousemen and similar Persons, (vii) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, (viii) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person, (ix) Liens to secure surety, appeal and performance bonds and other similar obligations not incurred in connection with Debt, (x) any Lien created under any Loan Document, (xi) Liens securing Excluded Debt and (xii) with respect to Collateral, the other secured party’s or parties’ equal and ratable Lien thereon as contemplated by Section 5.01(l) and each Lien permitted to exist thereon by such other secured party or parties.
     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
     “Principal Payment Date” means (i) the Termination Date and (ii) any date on which the Borrower elects or is required to prepay the Loan in accordance with Section 2.06.
     “Redirected Interest Payment” means, so long as the Initial Lender Exposure is greater than zero, an amount equal to the Applicable Percentage of any interest payment made on a Later Note (including any such payments that result from a creditors’ rights proceeding and including payments made through realization of collateral, setoff or otherwise), other than (i) with respect to such Later Note, interest payments to the extent attributable to accrued and unpaid interest as of the Effective Date (as defined in the Assignment and Acceptance relating to such Later Note), (ii) accrued interest on any Redirected Principal Payment and (iii) for the avoidance of doubt, the portion of interest payments in excess of the Applicable Percentage of such interest payments.
     “Redirected Payment” means a Redirected Interest Payment or Redirected Principal Payment.
     “Redirected Principal Payment” means, so long as the Initial Lender Exposure is greater than zero, 100% of any principal payment made in respect of a Later Note (including any such payments that result from a creditors’ rights proceeding and including payments made through realization of collateral, setoff or otherwise).
     “Register” has the meaning specified in Section 9.07(d).

     “Related Parties” means, with respect to any Person, such Person’s Affiliates and any respective directors, officers, controlling persons, employees, agents, advisors, attorneys, auditors and representatives of such Person and such Person’s Affiliates.
     “Repurchase” means the repurchase pursuant to the Securities Repurchase Agreement by the Borrower of all of the equity interests held by MGIC in the Borrower, i.e., 2,424,665 Common Units.
     “Required Lenders” means, at any time, (a) so long as the Initial Lender Exposure is greater than zero, the Initial Lender, and (b) otherwise, Lenders owed at least 51% of the then aggregate unpaid principal amount of the Loan.
     “Securities Repurchase Agreement” means the Securities Repurchase Agreement, dated as of the date hereof, between MGIC and the Borrower.
     “Securitization Subsidiary” means a direct or indirect bankruptcy-remote or other Subsidiary of the Borrower that engages solely in finance and related transactions (whether or not its purposes are limited in its organizational documents to such transactions) (including, for the avoidance of doubt, Anson Street LLC).
     “Sherman Financial LLC Agreement” means the Sixth Amended and Restated Limited Liability Company Agreement of Sherman Financial Group LLC, to be entered into upon consummation of the Repurchase and effective as of the date hereof, as such agreement may be amended, restated, modified or supplemented from time to time in accordance with the terms hereof and thereof.
     “Solvent” means, with respect to any Person on any date of determination, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

     “Tangible Net Worth” means, with respect to any Person, the net worth of such Person calculated in accordance with GAAP after subtracting therefrom the aggregate amount of such Person’s intangible assets, including, without limitation, goodwill, franchises, licenses, patents, trademarks, tradenames, copyrights, service marks and brand names and capitalized software.
     “Tax” means any present or future levy, impost, charge, withholding, assessment or fee of any nature (including interest, penalties, and any other additions) and all liabilities with respect thereto, imposed by any governmental or other taxing authority upon a Person or upon its assets, revenues, income, capital or profits.
     “Tax Rate” means, with respect to any Redirected Interest Payment payable to any Lender, the combined federal, state and local tax rate applied to the type of income in question, computed for such Lender assuming such Lender is an individual resident in South Carolina who is subject to tax on such income at the highest marginal rate giving effect (i) to the deductibility of state and local income taxes in computing federal taxes, (ii) to any reductions in tax for long-term capital gains or other income subject to reduced taxes such as qualified dividend income, (iii) to any applicable hospital insurance or other employment taxes to the extent imposed with respect to the type of income without a cap and (iv) to any limitations on the use of deductions or credits in calculating the regular tax, such as sections 704(d), 163(d), 465, or 469 of the Internal Revenue Code, or in calculating the alternative minimum tax, affecting such an individual.
     “Termination Date” means the earlier to occur of (i) February 13, 2011 and (ii) the date of acceleration of the Loan pursuant to Section 6.01.
     “Transfer” means any conveyance, transfer, lease or other disposition, however effected, including through any merger or consolidation (whether in one transaction or in a series of related transactions).
     “Voting Stock” means capital stock issued by a corporation, or equivalent equity interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right to vote has been suspended by the happening of such a contingency.
     SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
     SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.
     SECTION 1.04. Other Interpretive Provisions. As used herein, except as otherwise specified herein, (i) references to any Person include its successors and permitted assigns and, in the case of any governmental authority, any Person succeeding to its functions and capacities; (ii) references to any Applicable Law include amendments, supplements and successors thereto; (iii) references to specific sections, articles, annexes, schedules and exhibits are to this Agreement; (iv) references to any agreement include amendments, restatements, modifications and supplements thereto in accordance with the terms hereof and thereof; (v) words importing any gender include the other gender; (vi) the singular includes the plural and the plural includes the singular; (vii) the words “including”, “include” and “includes” shall be deemed to be followed by the words “without limitation”; (viii) captions and headings are for ease of reference only and shall not affect the construction hereof; (ix) references to any time of day shall be to New York City time unless otherwise specified; and (x) references to this Agreement shall include all exhibits and schedules attached hereto.
ARTICLE II
AMOUNT AND TERM OF THE LOAN
     SECTION 2.01. The Loan.
     The Initial Lender agrees, on the terms and conditions hereinafter set forth, to accept the Initial Lender’s Note on the Closing Date in partial payment for the Repurchase. Because the Loan represents deferred purchase price, in no event shall the Borrower be entitled to reborrow any amounts that are repaid or prepaid.
     SECTION 2.02. [Reserved]
     SECTION 2.03. [Reserved]
     SECTION 2.04. [Reserved]
     SECTION 2.05. Repayment of the Loan.
     (a) Principal. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders (subject to Section 2.05(c)) the principal amount of the Loan in full, together with all accrued and unpaid interest, on (or, in accordance with this Agreement, before) the Termination Date.
     (b) Application of Payments. On each Payment Date, the Borrower shall pay into the Payment Account in immediately available funds an amount equal to the sum of the amounts with respect to such Payment Date set forth in clauses (i) through (iii) below, and the Administrative Agent shall apply such funds to the payment of the Loan on such Payment Date, in the following order of priority:
     (i) first, to the payment of all interest on the Loan due on such Payment Date;
     (ii) second, if such Payment Date is the Termination Date, to the repayment of all principal of the Loan; and
     (iii) third, if such Payment Date is a date on which the Loan is prepaid pursuant to Section 2.06, to the repayment of all or part of the outstanding principal of the Loan, as applicable.
     (c) Application of Payments among Notes. Notwithstanding the foregoing or any other provision to the contrary in any Loan Document, the Borrower and each of the Lenders agree that all Redirected Payments received by the Administrative Agent on any date shall be applied, after giving effect to all other payments made on such date to all Lenders other than in respect of Later Notes, as follows:
     (i) The aggregate amount of all Redirected Principal Payments (if any) received on such date, together with all accrued interest paid in respect thereof, shall be applied (x) to the payment in full in cash of the Initial Lender Exposure outstanding on such date (first to principal and, with respect to accrued interest paid by the Borrower in respect of such principal amount, accrued interest thereon, second to interest and thereafter to any other outstanding amounts then due to the Initial Lender hereunder), and (y) thereafter, pro rata based on the principal amount of Later Notes held by such holders, among the holders of the Later Notes, to the payment of principal of the Later Notes; and
     (ii) The aggregate amount of all Redirected Interest Payments (if any) received on such date shall be applied (x) to the purchase by assignment under Section 9.07, by each holder of a Later Note pro rata based on the principal amount of Later Notes held by all such holders, of a principal amount of the Loan held by the Initial Lender (with the purchase consideration allocated between principal and accrued and unpaid interest thereon as contemplated by each applicable Assignment and Acceptance), until the Initial Lender Exposure is reduced to zero, and (y) thereafter, pro rata based on the principal amount of Later Notes held by such holders, among the holders of the Later Notes, to the payment of interest on the Later Notes.
For administrative convenience, in lieu of executing and delivering under Section 9.07 an Assignment and Acceptance covering the assignment by the Initial Lender of a portion of the Loan to any holder of a Later Note in respect of each Redirected Interest Payment pursuant to clause (ii) above, (1) the principal amount of the Initial Lender’s Note(s) shall be reduced by the principal amount of the portion of the Loan so assigned, (2) the principal amount of each Later Note in respect of which such Redirected Interest Payment was so applied shall be increased by the principal amount of the portion of the Loan so assigned, (3) each such Lender shall appropriately record such increase or reduction, as the case may be, on the grid attached as an exhibit to such Lender’s Note(s) and (4) concurrently with such recordations, the parties will be deemed to have executed and delivered to each other a corresponding Assignment and Acceptance (with respect to which the provisions in this Agreement regarding Redirected Payments shall be deemed to be indicated to be applicable).
     SECTION 2.06. Prepayments of the Loan.
     (a) Voluntary Prepayments. The Borrower may, upon at least three (3) Business Days’ notice given not later than 11:00 a.m. to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment (and, if such notice is given, the Borrower shall), prepay such aggregate principal amount of the Loan in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that each partial prepayment pursuant to this Section 2.06(a) shall be in an aggregate principal amount of at least $500,000 (or, if less, the then entire unpaid principal amount of the Loan). Each prepayment shall be applied (i) first to outstanding principal of the Loan, (ii) second to outstanding interest on the Loan and (iii) thereafter to any amounts other than principal or interest then due and payable hereunder. Subject to Section 2.05(c), the aggregate amount of any such prepayment shall be allocated ratably among all Notes at such time outstanding.
     (b) Mandatory Prepayments. No later than simultaneously with the effectiveness of any Transfer of all or substantially all of the assets of the Borrower (excluding any Transfer through the merger of any Subsidiary with the Borrower where the Borrower is the survivor), the Borrower shall pay the outstanding principal amount of the Loan in whole, together with accrued interest thereon to the date of such prepayment.
     SECTION 2.07. Evidence of Indebtedness.
     (a) The Loan shall be evidenced by the Notes. In addition, each Lender shall maintain an account or accounts evidencing the indebtedness to such Lender resulting from the Loan, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement (including, without limitation, amounts applied to the repayment of, or the assignment and purchase of, Notes pursuant to Section 2.05(c)). Upon the effectiveness of any assignment of all or a portion of the Loan in accordance with Section 9.07, the Borrower shall issue new Notes to the assignor (if a partial assignment) and the assignee; provided that, with respect to assignments made pursuant to Section 2.05(c), the Borrower shall issue new Notes only if so requested by the assignor or the assignee.
     (b) The Administrative Agent shall maintain in the Register accounts in which it will record (i) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder (including, without limitation, amounts applied to the repayment of, and the assignment and purchase of, Notes pursuant to Section 2.05(c)) and (ii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
     (c) The entries made in the accounts maintained pursuant to subsections (a) and (b) above and the Register shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loan and interest thereon in accordance with the terms hereof. Upon request no more frequently than monthly, the Administrative Agent will send a copy of the Register to the Borrower for reconciliation purposes.
     SECTION 2.08. Interest on the Loan.
     (a) Interest Rate. The Borrower shall pay interest on the unpaid principal amount of the Loan from the Closing Date until such principal amount shall be paid in full at a rate per annum equal at all times during each Interest Period to (i) while no Default or Event of Default is continuing, the sum of (y) the Eurodollar Rate for such Interest Period plus (z) the Applicable Margin, payable with respect to the immediately preceding calendar month on the fifth (5th) Business Day of each calendar month and on the date the Loan shall be paid in full (each, an “Interest Payment Date”), and (ii) while a Default or Event of Default is continuing, the

Alternate Reference Rate applicable to such Interest Period (but not less than the interest rate in effect for the Loan as at the date of such Default or Event of Default), plus a margin of 2%, payable on demand.
     (b) Interest upon Repayment or Prepayment. All prepayments and repayments of the principal amount of the Loan shall be made together with accrued interest to the date of such prepayment or repayment on the principal amount prepaid or repaid.
     SECTION 2.09. Interest Rate Determination.
     The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.08(a).
     SECTION 2.10. [Reserved]
     SECTION 2.11. [Reserved]
     SECTION 2.12. [Reserved]
     SECTION 2.13. Payments and Computations.
     (a) Subject to the last sentence of this subsection (a), on each Payment Date, the Borrower shall deposit in same day funds in the Payment Account the amount required to make all payments due on such Payment Date no later than 1:00 p.m. on such Payment Date. The Administrative Agent in accordance with Section 2.05 (including subsection (c) thereof) shall set-off and apply any and all deposits held in the Payment Account against such amounts due and payable hereunder. Subject to Section 2.05(c), the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest ratably (other than amounts payable pursuant to Section 2.14) to the Lenders, and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(c), subject to Section 2.05(c), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves. Notwithstanding any provision of any Loan Document to the contrary, after the payment in full in cash of all amounts outstanding under the Initial Lender’s Note(s), any Lender (other than the Initial Lender) may, upon one Business Day prior written notice to the Borrower (with a copy thereof sent to the Administrative Agent), request that the Borrower (and, after receipt of any such notice made in accordance herewith, the Borrower shall) make one or more of the payments from time to time due to such other Lender hereunder as directed by such other Lender in lieu of making such payments to the Payment Account.
     (b) All computations of interest determined by reference to the Alternate Reference Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
     (c) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be deemed due, and shall be made, on the next succeeding Business Day; provided, however, that, if such extension would cause payment of interest on or principal of the Loan while it is bearing interest based on the Eurodollar Rate to be made in the next following calendar quarter, such payment shall be made on the next preceding Business Day. Any such extension or compression of time shall in such case be included in the computation of such payment of interest.
     SECTION 2.14. Taxes.
     (a) Any and all payments by the Borrower hereunder shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future Taxes, except as required by Applicable Law. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or Agent, (i) except in the case of Lender Taxes, the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Lender or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall, to the fullest extent permitted by Applicable Law, pay the full amount deducted to the relevant taxing authority or other governmental authority and in accordance therewith.
     (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement and the other Loan Documents (hereinafter referred to as “Other Taxes”).
     (c) The Borrower agrees to indemnify each Lender and each Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind (other than Lender Taxes) imposed by any jurisdiction on amounts payable under this Section), but excluding Lender Taxes, imposed on any payments made hereunder or that arise from the execution, delivery or registration of, or performance under, this Agreement or paid by such Lender or Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Such indemnification shall be made within 30 days from the date such Lender or Agent (as the case may be) makes written demand therefor.
     (d) Within 30 days after the date of any payment of Taxes that arise from any payment made hereunder or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement and the other Loan Documents to a taxing authority by the Borrower, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment.
     (e) If any Lender is not a United States person, such Lender agrees to complete and deliver to the Borrower, prior to the date on which the first payment to such Lender is due hereunder and (so long as it remains eligible to do so) from time to time thereafter, (i) an Internal Revenue Service Form W-8BEN certifying that it is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments of interest to zero, (ii) an Internal Revenue Service Form W-8ECI certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States or (iii) if such Lender is not a bank described in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), an accurate and complete original signed copy of Internal Revenue Service Form W-8BEN, certifying that such Lender is not a United States person, together with a statement certifying that such Lender is not a bank described in Section 881(c)(3)(A) of the Code, as appropriate. Each Lender further agrees to complete and deliver to the Borrower from time to time, so long as it is eligible to do so, any successor or additional form required by the Internal Revenue Service or reasonably requested by the Borrower in order to secure an exemption from, or reduction in the rate of, U.S. withholding tax. If any Lender is a United States person, it agrees to complete and deliver to the Borrower a statement signed by an authorized signatory of such Lender to the effect that it is a United States person together with a duly completed and executed copy of Internal Revenue Service Form W-9 or successor form establishing that such Lender is not subject to U.S. backup withholding tax.
     (f) For any period with respect to which a Lender has failed to comply with its obligations under subsection (e) above (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under subsection (a) or (c) above with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to comply with subsection (e) above, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.
     (g) Each Lender shall use reasonable efforts to avoid the imposition of any Taxes for which the Borrower is required to pay additional amounts pursuant to Section 2.14(a) hereof; provided, however, that such efforts shall not require any Lender to incur additional costs or legal or regulatory burdens that such Lender considers in its good faith reasonable judgment to be material.
     SECTION 2.15. Sharing of Payments, Etc.
     If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loan owing to it (other than amounts payable pursuant to Section 2.14 and/or amounts received by the Administrative Agent and/or the Initial Lender pursuant to Section 2.05(c)) in excess of its ratable share of payments on account of the Loan obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Loan owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
ARTICLE III
CONDITIONS TO THE LOAN
     SECTION 3.01. Conditions Precedent to the Loan. The obligation of the Initial Lender to accept the Initial Lender’s Note on the Closing Date shall be subject to the satisfaction of the condition precedent that the Repurchase shall have closed and to the following additional conditions precedent:
     (a) On or prior to such date, the Administrative Agent shall have received the following, in form and substance satisfactory to the Administrative Agent:
     (i) A Note payable to MGIC dated as of the Closing Date in the principal amount of $85,000,000, duly executed by the Borrower.
     (ii) A certificate of an authorized representative of the Borrower (A) attaching and certifying copies of (1) the Sherman Financial LLC Agreement, all other Organizational Documents of the Borrower at such time in effect and the Management Agreement, (2) all documents evidencing necessary limited liability company action and Governmental Approvals, if any, required to be obtained by the Borrower in order to execute and deliver and perform its obligations under the Loan Documents (including the repayment of the Loan as contemplated herein) and (3) a complete list of the Covered Subsidiaries as of the Closing Date, in each case specifying the percentage of equity owned collectively by the Borrower and/or its Affiliates directly or indirectly and (B) certifying the names, titles and true signatures of the parties authorized to sign the Loan Documents on behalf of the Borrower.
     (b) The Borrower shall have paid the invoiced fees and expenses of counsel payable by the Borrower that are referred to in the first sentence of Section 9.04(a).
     (c) On the Closing Date, the following statements shall be true: (i) the representations and warranties of the Borrower in each Loan Document to which the Borrower is a party are true and correct in all material respects, before and after giving effect to the Loan, as though made on and as of such date; and (ii) no Default has occurred and is continuing or would result from the Loan.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     SECTION 4.01. Representations and Warranties of the Borrower. The representations and warranties of the Borrower (in its capacity as Purchaser) in the Securities Repurchase Agreement are incorporated by reference herein with the same effect as if set forth in full herein. In addition, the Borrower represents and warrants as follows:
     (a) The list of Covered Subsidiaries provided to the Administrative Agent pursuant to Section 3.01 is true, correct and complete.
     (b) There is no pending or, to the Borrower’s knowledge, threatened action, suit, investigation, litigation or proceeding, affecting the Borrower before any court, governmental agency or arbitrator that would reasonably be expected to cause a Material Adverse Change. No Default has occurred and is continuing.
     (c) Since December 31, 2007, there has been no Material Adverse Change.
     (d) [Reserved]
     (e) The Borrower has no liability, contingent or otherwise, under the Internal Revenue Code or ERISA with respect to an ERISA Plan, which liability could reasonably be expected to result in a Material Adverse Change.
     (f) The Borrower is in material compliance with Applicable Law.
     (g) The Borrower has filed or caused to be filed all material federal, state and local tax returns, forms and reports, domestic and foreign, that are required to be filed by it, and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it (to the extent that such taxes and assessments have become due and payable) or that are otherwise due and payable other than those taxes contested in good faith and for which adequate reserves have been established in accordance with GAAP. All such tax returns are true and correct in all material respects. The Borrower is not aware of any proposed tax assessments against it or any of its subsidiaries which could reasonably be expected to result in a Material Adverse Change. Except as otherwise disclosed to the Administrative Agent and the Lenders prior to the date hereof, no material tax return is under audit or examination nor has any governmental authority asserted any claim for Taxes against the Borrower. Proper and accurate amounts have been withheld by the Borrower and each subsidiary of the Borrower from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable requirements of law and such withholdings have been timely paid to the respective governmental authorities. None of the Borrower or any subsidiary of the Borrower has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group.
     (h) The Borrower is not an “investment company” or a company “controlled” by an “investment company” required to be registered as such under the Investment Company Act of 1940, as amended, within the meaning of such act.

     (i) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
     (j) The Management Agreement, as amended and restated as of September 19, 2007, has not since been amended, restated, supplemented or otherwise modified and remains in full force and effect as of the date hereof.
ARTICLE V
COVENANTS OF THE LOAN PARTIES
     SECTION 5.01. Affirmative Covenants. So long as there shall be any portion of the Loan or other amounts outstanding hereunder, the Borrower will:
     (a) Preservation of Existence, Etc. Preserve and maintain its limited liability company existence and all material rights, qualify and remain qualified in each jurisdiction in which such qualification is required and preserve, renew and maintain in full force and effect all rights, privileges and franchises except where failure to do so would not result in a Material Adverse Change.
     (b) Compliance with Laws, Etc. Comply in all material respects with Applicable Law.
     (c) Performance and Compliance with Other Agreements. Perform and comply with the provisions of each contract or other agreement by which it is bound, the non-performance or non-compliance with which would reasonably be expected to result in a Material Adverse Change.
     (d) Inspection Rights. At any reasonable time during normal business hours and so long as no Event of Default has occurred and is continuing, permit the Agents and the Initial Lender, in each case no more than one time per calendar year or, while each Agent is an Affiliate of the Initial Lender, no more than one time per calendar year in the aggregate, or any agents or representatives thereof, upon reasonable advance written notice to examine and make abstracts from the records and books of account of, and visit the properties of, the Borrower, and to discuss the affairs, finances and accounts of the Borrower with any of its officers or directors (or the officers or directors of Sherman Capital Markets LLC, as the management company of the Borrower) and with its independent certified public accountants, in each case subject to Section 9.08, all at the expense of such Lender or, if applicable, such Agent; provided, however, that when an Event of Default exists each Agent or any Lender may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.
     (e) Maintenance of Insurance. Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties; provided, however, that the Borrower may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties and to the extent consistent with prudent business practice.

     (f) Taxes. Prepare and file all material tax returns required to be filed by applicable law and pay and discharge before the same shall become delinquent (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that the Borrower shall not be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which adequate reserves are being maintained in accordance with GAAP, unless and until any Lien (other than a Permitted Lien) resulting therefrom attaches to its property and becomes enforceable against its other creditors.
     (g) Keeping of Books. Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower in accordance with GAAP.
     (h) Reporting Requirements. Furnish to the Administrative Agent and the Lenders:
     (i) reasonably promptly upon becoming available and in any event within 45 days after the end of each fiscal quarter of the Borrower, (A) a consolidated balance sheet of the Borrower as of the end of such fiscal quarter, (B) the related consolidated statement of income for the period beginning with the last day of the previous fiscal quarter and ending on the last day of such fiscal quarter, (C) a consolidated statement of cash flows of the Borrower for the portion of the Borrower’s fiscal year then ended, setting forth in the case of each of the foregoing clauses (A), (B) and (C) in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, and (D) a consolidated statement of income of the Borrower for the period commencing on the date that is one calendar year prior to the end of such fiscal quarter and ending on the last day of such fiscal quarter and including the applicable mark to market calculations on interest rate hedges, all in reasonable detail and duly certified by a Financial Officer as having been prepared in accordance with GAAP;
     (ii) reasonably promptly upon becoming available and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the annual report for such year for the Borrower, containing audited consolidated financial statements for such year, certified by Grant Thornton or other nationally recognized independent public accountants, together with, if not included in such annual report, a statement by Grant Thornton or such other accountants providing the applicable mark to market calculations on interest rate hedges;
     (iii) within 30 days after the end of each fiscal quarter of the Borrower, a certificate of an officer of Sherman Capital Markets LLC, in its capacity as the management company of the Borrower, certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto; and
     (iv) within five (5) Business Days after any Financial Officer has knowledge thereof, notice of the existence of any Default or Event of Default, accompanied by a statement of a Financial Officer setting forth details thereof and the action the Borrower proposes to take with respect thereto.
     (i) [Reserved]
     (j) Further Assurances. Execute and deliver as required by this Agreement, and otherwise promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, all such security agreements, pledges, guarantees, financing statements, assignments and other documents, all in form and substance reasonably satisfactory to the Administrative Agent or the Collateral Agent, as the case may be, and reasonably acceptable to the Borrower (it being understood that any guarantee in the form and substance required by Section 5.01(l)(A) shall automatically be deemed to be reasonably acceptable to the Borrower), as such Person may reasonably request from time to time (or as required by this Agreement, as applicable) for the purpose of effectuating and/or evidencing the transactions contemplated by this Agreement and/or granting to, or maintaining or perfecting in favor of the Collateral Agent, Liens in the Collateral, together with such other assurances of the enforceability and priority of the Liens purported to be granted by the Borrower under any Loan Document and due filing or recording with respect thereto, as any Agent may reasonably require to avoid impairment of such Liens; provided that any such security agreements, pledges or guarantees may be requested only to give effect to the provisions of Section 5.01(l).
     (k) [Reserved]
     (l) Pari Passu Requirements. For so long as the Initial Lender Exposure is greater than zero, cause the Initial Lender’s Note(s) (or, if applicable, the respective Covered Subsidiary’s guarantee in respect thereof) to be at least pari passu with any Debt for Borrowed Money of the Borrower and/or any Covered Subsidiary, other than (i) Debt for Borrowed Money required to be subordinated by Section 5.01(m) or (ii) Excluded Debt (except that Debt for Borrowed Money of a Covered Subsidiary referred to in clause (b) of “Permitted Finance Receivables Securitization” shall be subject to clause (A), but not clause (B), of the following sentence). To implement the requirements of the immediately preceding sentence (which shall be deemed satisfied thereby), (A) if any Debt for Borrowed Money subject to the first sentence of this subsection (l) is an obligation of a Covered Subsidiary, the Borrower shall cause the related Covered Subsidiary, no later than the time at which such requirements first apply in respect of particular Debt for Borrowed Money, to become a co-obligor on or guarantor of the Initial Lender’s Note(s) (any such guarantee to be in accordance with the terms set forth on Exhibit C hereto), and (B) if any Debt for Borrowed Money subject to the first sentence of this subsection (l) is secured (whether the security is granted by the Borrower, a Covered Subsidiary or both), no later than the time at which such security is created, the Borrower shall cause the Initial Lender’s Note(s) to have an equal and ratable interest in the applicable collateral through the Collateral Agent with the same priority and on substantially the same terms with respect to rights in such collateral as the other secured Debt for Borrowed Money and otherwise on terms reasonably acceptable to the Initial Lender and the Borrower.
     (m) Subordinated Debt. For so long as the Initial Lender Exposure is greater than zero, cause any Debt for Borrowed Money of the Borrower that is subordinated to any other Debt for Borrowed Money of the Borrower, and any Debt for Borrowed Money of any Covered

Subsidiary that is subordinated to any other Debt for Borrowed Money of such Covered Subsidiary, to be subordinated to the Initial Lender’s Note(s) or such Covered Subsidiary’s guarantee in respect thereof, as the case may be, on substantially the same terms as such subordination, provided, that this Section 5.01(m) shall not apply to Debt for Borrowed Money that constitutes “Excluded Debt” under clauses (a), (c) or (d) of the definition thereof, or Debt for Borrowed Money refinancing any such Excluded Debt under clauses (a), (c) or (d) of the definition thereof pursuant to clause (f) of the definition thereof.
     SECTION 5.02. Negative Covenant. So long as there shall be any portion of the Loan or other amounts outstanding hereunder, neither the Borrower nor any Subsidiary of the Borrower will enter into or agree to enter into any transaction between (a) on the one hand, the Borrower or any Subsidiary of the Borrower and (b) on the other hand, any Management Affiliate, without the Administrative Agent’s prior written consent (which the Administrative Agent may withhold unless it would be unreasonable to do so), except that such consent shall not be required for (i) transactions under the Management Agreement as in effect as of the date hereof, as the term thereof may be extended, (ii) distributions to holders of equity interests in the Borrower (it is understood that consent not being required for such distributions shall not be construed as a waiver of any rights that any Lender may have on account of such distributions under the Uniform Fraudulent Transfer Act or any Law similar thereto) or (iii) transactions in which the fair market value of the aggregate consideration involved during the term of this Agreement does not exceed $3,000,000 (it being understood that if any arrangements are made that involve the giving of value to Affiliates of the Person conveying, transferring, leasing or disposing of property and/or providing services, the portion of such value, if any, properly allocable, using reasonable economic analysis, to the property or services shall be reallocated to such property or services), provided that, in the case of this clause (iii), after giving effect to the applicable transaction, the Borrower (1) would not be in violation of Section 6.01(m) or Section 6.01(n) on a pro forma basis and (2) would be Solvent.
ARTICLE VI
EVENTS OF DEFAULT
     SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
     (a) The failure to pay any principal of the Loan when the same becomes due and payable or any interest thereon within five days of when the same becomes due and payable (in each case whether at scheduled maturity, required prepayment, acceleration, demand, as a required application of a Redirected Payment or otherwise); or
     (b) Any representation or warranty made by any Loan Party pursuant to this Agreement or any other Loan Document to which such Loan Party is a party or any certification by or on behalf of the Borrower required under Section 5.01(h) shall prove to have been incorrect in any material respect when made; or
     (c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(h) or Section 5.02 or (ii) any Loan Party shall fail to perform or observe any term, covenant or agreement of such Loan Party contained in this Agreement or any other Loan Document to which it is a party (other than any term, covenant or agreement the violation of which is subject to any of the preceding subsections (a), (b) or (c)(i)), if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to such Loan Party by the Administrative Agent or any Lender; or
     (d) The Borrower or any Material Domestic Subsidiary of the Borrower shall fail to pay any principal of or premium or interest on any Debt of such Person that is outstanding, when and as the same shall become due and payable after giving effect to any applicable grace or cure periods (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise) or fail to perform or observe any term, covenant or agreement contained in any agreement or instrument relating to Debt of such Person, in each case, in a principal amount of at least $5,000,000 in the aggregate if the effect of such failure is to accelerate, permit the acceleration of or require early termination of the maturity or tenor of such Debt (and any grace period applicable to the exercise of such remedy has expired), or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), terminated, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity or the original tenor thereof; or
     (e) The Borrower or any Material Domestic Subsidiary of the Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Person seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or such Person shall take any entity action to authorize any of the actions set forth above in this subsection (e); or
     (f) Any judgment or order for the payment of money in excess of $5,000,000 (to the extent not fully covered by insurance) shall be rendered against the Borrower or any of its Material Domestic Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
     (g) At any time after the execution and delivery thereof, (i) any Loan Document shall cease to be in full force and effect other than in accordance with its terms or (ii) the Lien on any of the Collateral, in favor of the Collateral Agent, shall fail or cease to be at least pari passu with the security interest of the other secured party or parties as contemplated by Section 5.01(l) and perfected and prior to the rights of all other third Persons not secured thereby (subject to any Permitted Liens); or

     (h) A Key Man Event shall have occurred and be continuing; or
     (i) The Borrower, the CEO or the DPV pleads nolo contendere to or is criminally convicted of or under (i) a felony or (ii) any law that could lead to a forfeiture of any material (as determined by Administrative Agent or Required Lenders in their respective reasonable discretion) Collateral; or
     (j) [Reserved]
     (k) (i) An ERISA Plan shall fail to maintain the minimum funding standards required by Section 412 of the Internal Revenue Code for any plan year or a waiver of such standard is sought or granted under Section 412(d) of the Internal Revenue Code, or (ii) the Borrower or any ERISA Affiliate of the Borrower has incurred or will incur a liability to or on account of an ERISA Plan under Section 4062, 4063, 4064 or 4201 of ERISA and there shall result from such event either a liability or a material risk of incurring a liability to the PBGC or an ERISA Plan, or (iii) any ERISA Termination Event with respect to an ERISA Plan shall have occurred, and, in the case of any event described in clauses (i) through (iii), a Material Adverse Change is reasonably likely to occur as a result of such event, or (iv) the transactions contemplated by the Loan Documents shall constitute a “prohibited transaction”, as defined in Section 4975 of ERISA or Section 406 of the Internal Revenue Code (other than any transaction that is exempt pursuant to ERISA), with respect to the Borrower or any member of the Borrower and that is reasonably likely to result in material liability to the Borrower, any member of the Borrower, any Agent or any Lender; or
     (l) The Borrower shall fail to make the Additional Payment (as defined in the Securities Repurchase Agreement) if and when due under the Securities Repurchase Agreement, if such failure shall remain unremedied for fifteen (15) days; or
     (m) The debt to equity ratio of the Borrower and its consolidated subsidiaries exceeds 8.5 to one, as of the last day of any calendar quarter and as determined in accordance with GAAP (subject to the next two sentences). For purposes of this test, “debt” (i) will include, without limitation, but subject to clause (ii), items covered by clauses (i) through (vi) of the definition of “Debt” (it being understood that clause (vi) of the definition of “Debt” will include, without limitation, any repurchase agreements or similar arrangements), and (ii) will not include accounts payable, accrued expenses, holdback liabilities, unearned revenues, putback liabilities and “other liabilities” (as set forth on the Borrower’s balance sheet) unless the underlying obligations covered by this clause (ii) would be “Debt” under clauses (i) through (vi) in the definition of “Debt”. Also for purposes of this test, total members’ equity shall be calculated net of any other comprehensive income adjustment resulting from activities described in clause (vi) in the definition of “Debt”; or
     (n) The Tangible Net Worth of the Borrower and its consolidated subsidiaries shall be less than $150,000,000 at any time;
then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the outstanding principal amount of the Loan, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the outstanding principal amount of the Loan, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and (ii) shall at the request, or may with the consent, of the Required Lenders, direct the Collateral Agent to exercise in respect of any and all Collateral, in addition to the other rights and remedies provided for herein and the other Loan Documents or otherwise available to any Agent or the Lenders, all rights and remedies under applicable law of a secured party on default, including, without limitation, enforcing all the Liens created pursuant to the Loan Documents; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, the outstanding principal amount of the Loan, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
ARTICLE VII
THE AGENTS
     SECTION 7.01. Authorization and Action.
     (a) Subject to Section 7.01(b), until all amounts owed to the Initial Lender in respect of its Note(s) are paid in full in cash, each Lender hereby appoints and authorizes MGIC to act as the Administrative Agent and the Collateral Agent to take such action as Administrative Agent and Collateral Agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent and the Collateral Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters expressly provided for in this Agreement and the other Loan Documents as being subject to the discretion of the Administrative Agent or the Collateral Agent, as the case may be, such matters shall be subject to the sole discretion of the Administrative Agent or the Collateral Agent, as the case may be, and their respective directors, officers, agents and employees. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loan), neither the Administrative Agent nor the Collateral Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders; provided, however, that neither the Administrative Agent nor the Collateral Agent shall be required to take any action that exposes the Administrative Agent or the Collateral Agent to personal liability or that is contrary to this Agreement, the other Loan Documents or Applicable Law. During any time that a Key Man Event has occurred with respect to both of the individuals referred to in the definition thereof, (a) the Administrative Agent and the Collateral Agent agree to use reasonable commercial efforts to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement and the other Loan Documents and (b) the Borrower agrees to simultaneously give each Lender other than the Initial Lender (and, at any time that the Administrative Agent or the Collateral Agent, as the case may be, is not MGIC or an Affiliate of MGIC, the Initial Lender) a copy of each report or other written information provided by the Borrower to the Administrative Agent and/or the Collateral Agent. Except for

the contractual duties expressly provided in this Agreement or any other Loan Document, each Lender (by acceptance of its Note) acknowledges and agrees that neither the Administrative Agent nor the Collateral Agent nor any Affiliate of any such Person insofar as any such Person is an Affiliate of the Initial Lender (collectively, the “Initial Lender Group”) has any duties, fiduciary or otherwise, to such Lender in connection with the transactions contemplated by the Loan Documents and that each Person in the Initial Lender Group may seek to enforce what it perceives are the obligations of the Borrower hereunder in whatever manner such Person determines is in its best interest.
     (b) If all or any portion of the Notes are held by Lenders other than the Initial Lender, as soon as any Agent or any successor Agent appointed pursuant to Section 7.06 below becomes the subject of a Debtor Relief Proceeding, such Agent shall automatically be removed as Agent hereunder, without need for any further action by the parties hereto or to any of the Loan Documents. The Lenders that are not affiliated with such Agent shall within thirty (30) days thereafter appoint another Person to act as Administrative Agent and/or Collateral Agent, as applicable, and to perform the duties thereof under each Loan Document; provided that, in each case, while any amount remains outstanding under the Initial Lender’s Note(s), such successor Agent (i) shall not be an Affiliate of the Borrower and (ii) shall be a commercial bank organized or licensed under the laws of the United States or of any State thereof and have a combined capital and surplus of at least $5,000,000,000.
     SECTION 7.02. Agent’s Reliance, Etc. Neither the Administrative Agent, the Collateral Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct; provided, that nothing in the preceding clause shall be deemed to diminish the effect of the last sentence of Section 7.01(a) with respect to any Person to whom such last sentence applies. Without limitation of the generality of the foregoing, the Administrative Agent and the Collateral Agent: (i) may treat each Lender recorded in the Register as the owner of the portion of the Loan recorded for such Lender in the Register until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) make no warranty or representation to any Lender hereunder and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) of any other Person made in or in connection with this Agreement or any other Loan Document; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document on the part of any Lender or to inspect the property (including the books and records) of any Lender; (v) shall not be responsible to any Lender for the due execution by any other Person, legality, validity, enforceability, genuineness, sufficiency or value of, this Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto; and (vi) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting or relying upon any notice, consent, certificate or other instrument or writing (which may be by facsimile) reasonably believed by it to be genuine and signed or sent by the proper party or parties.

     SECTION 7.03. Administrative Agent and Its Affiliates. With respect to the Loan, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include MGIC in its capacity as a Lender hereunder until the Initial Lender Exposure is zero. MGIC and its Affiliates may generally engage in any kind of business with the Borrower, any Lender and any Person who may do business with or own securities of the Borrower and/or any Lender, all as if MGIC were not the Administrative Agent and Collateral Agent, without any duty to account therefor to the Lenders.
     SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement or any other Loan Document. Each Lender represents to each other party hereto that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder.
     SECTION 7.05. [Reserved]
     SECTION 7.06. Successor Agent. The Administrative Agent and the Collateral Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right with, so long as no Event of Default has occurred and is continuing, the consent of the Borrower (such consent not to be unreasonably withheld), to appoint a successor Agent to the Agent that has resigned or been removed; provided, however, that the consent of the Borrower shall not be required to appoint any Affiliate of MGIC as successor Administrative Agent. If no successor Administrative Agent or Collateral Agent, as the case may be, shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of such retiring Agent, then such retiring Agent may, on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as the case may be, which shall be a commercial bank organized or licensed under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $5,000,000,000. Upon the acceptance of any appointment as Administrative Agent or Collateral Agent, as the case may be, hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent or Collateral Agent, as the case may be, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent’s resignation or removal hereunder as Administrative Agent or Collateral Agent, as the case may be, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent, as the case may be under this Agreement and other Loan Documents.

ARTICLE VIII
[RESERVED]
ARTICLE IX
MISCELLANEOUS
     SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each affected Lender, do any of the following: (i) subject such Lender to any additional obligations, (ii) reduce the principal of, or interest on, the outstanding Loan or any other amounts payable hereunder, (iii) postpone any date fixed for any payment of principal of, or interest on, the outstanding Loan or any other amounts payable hereunder, (iv) change the percentage of the aggregate unpaid principal amount of the Loan, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (v) release the Lien in favor of the Collateral Agent on any substantial part of the Collateral or (vi) amend or waive this Section 9.01 or Section 9.06; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent or the Collateral Agent, as the case may be, under this Agreement or any other Loan Document; and provided further that this Agreement may be amended and restated without the consent of any Lender or the Administrative Agent if, upon giving effect to such amendment and restatement, such Lender or the Administrative Agent, as the case may be, shall no longer be a party to this Agreement (as so amended and restated) or have any commitment or other obligation hereunder and shall have been paid in full all amounts payable hereunder to such Lender or the Administrative Agent, as the case may be.
     SECTION 9.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including facsimile or e-mail communication) and mailed, telecopied, e-mailed or delivered, if to the Borrower, at its address at c/o Sherman Capital Markets LLC, 200 Meeting Street, Charleston, South Carolina 29401, Attention: General Counsel, e-mail: scott@sfg.com; if to the Initial Lender, at its address at MGIC Plaza, P.O. Box 488, Milwaukee, Wisconsin 53201-0488, Attention: Chief Financial Officer, e-mail: j_michael_lauer@mgic.com, with a copy to the General Counsel, e-mail: jeff_lane@mgic.com; if to any other Lender, at the address for notices specified in the Assignment and Acceptance pursuant to which it became a Lender; if to the Administrative Agent or Collateral Agent, at its address at MGIC Plaza, P.O. Box 488, Milwaukee, Wisconsin 53201-0488, Attention: Chief Financial Officer, e-mail: j_michael_lauer@mgic.com , with a copy to the General Counsel, e-mail: jeff_lane@mgic.com; or, as to the Borrower, the Administrative Agent or the Collateral Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agents. All such notices and communications shall be effective when delivered or received at the appropriate address or number to the attention of the appropriate individual or department. Delivery by facsimile or e-mail of an executed counterpart of any amendment or waiver of any provision of this Agreement, any other Loan Document or of any exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.
     SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.
     SECTION 9.04. Costs and Expenses.
     (a) Each party agrees to bear its own costs and expenses incurred in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, except that the Borrower agrees to pay on demand 50% of the reasonable fees and expenses of counsel for the Initial Lender with respect to documentation of this Agreement and each Loan Document. The Borrower further agrees to pay on demand all costs and expenses of the Agents and the Initial Lender, if any (including, without limitation, counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other Loan Documents, including, without limitation, fees and expenses of counsel in connection with the enforcement of rights under this subsection (a), together with interest thereon at a rate per annum equal to the Alternate Reference Rate plus a margin of 2%; provided, however, that for the Agents and the Initial Lender, no more than one counsel’s fees and expenses shall be reimbursed by the Borrower pursuant hereto (except to the extent that one or more conflicts of interest necessitate the retention of more than one counsel for the Agent and the Initial Lender).
     (b) The Borrower agrees to indemnify and hold harmless each Lender, each Agent and each of their respective Affiliates and their officers, directors, controlling persons, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and reasonable expenses, joint or several, to which any such Indemnified Party may become subject (other than Taxes and Other Taxes, which shall be governed solely by Section 2.14), in each case arising out of or in connection with or relating to (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) this Agreement and the other Loan Documents or any of the transactions contemplated herein or therein, and to reimburse any Indemnified Party for any and all reasonable expenses (including, without limitation, reasonable fees and expenses of counsel) incurred in connection with the investigation of or preparation for or defense of any such pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Borrower or any of its Affiliates and whether or not any of the transactions contemplated hereby are consummated or any of the Loan Documents are terminated, except to the extent such claim, damage, loss, liability or expense is found in a judgment by a court of competent jurisdiction to have resulted (i) in the event such damages have resulted from such Indemnified Party’s or any of its Related Parties’ failure to perform any term, covenant or agreement under Section 9.08 or otherwise to honor any written confidentiality undertaking made by it for the benefit of the Borrower or any of its Related Parties (whether in the Loan Documents or otherwise), such Indemnified Party’s or any of its Related Parties’ negligence, bad faith or willful misconduct, or (ii) in all other cases, from such Indemnified Party’s or any of its Related Parties’ bad faith, gross negligence or willful misconduct; provided, that the indemnity provided in this Section 9.04(b) shall in no event entitle an Indemnified Party to payment in respect of claims, damages, losses, liabilities or expenses of any kind that are governed by other provisions of this Agreement in excess of amounts (if any) to which such Indemnified Party is entitled pursuant to such provisions. In the case of an investigation, litigation or other proceeding to which the indemnity in this subsection (b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim against any Agent, any Lender, any of their respective Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Loan Documents or any of the transactions contemplated herein or therein.
     (c) [Reserved]
     (d) The Borrower agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower or its security holders or creditors related to or arising out of or in connection with the Loan Documents, the Loan, any of the transactions contemplated by any of the foregoing or in the loan documentation and the performance by an Indemnified Party by any of the foregoing except to the extent that any loss, claim, damage, liability or expense is found in a judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s or any of its Related Parties’ bad faith, gross negligence or willful misconduct.
     SECTION 9.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the outstanding principal amount of the Loan due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all deposits at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any other Loan Document held by such Lender, whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

     SECTION 9.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the Agents and the Initial Lender and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agents and each Lender and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Lenders.
     SECTION 9.07. Assignments and Participations.
     (a) Each Lender may assign to one or more Persons all or a portion of its rights and obligations under the Loan Documents (including, without limitation, all or a portion of the Loan owing to it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under the Loan Documents, (ii) each such assignment shall be to an Eligible Assignee and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance (which, pursuant to Section 2.05(c), may be deemed to have been delivered). Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement other than its obligations arising prior to such effective date only if such assigning Lender is in default with respect to such obligations as of such effective date (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
     (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement or any other Loan Document; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent or the Collateral

Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement or any other Loan Document as are delegated to the Administrative Agent and Collateral Agent, respectively, by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement or any other Loan Document are required to be performed by it as a Lender.
     (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, and, if applicable, the Borrower, the Administrative Agent shall, if such Assignment and Acceptance has been completed, accept such Assignment and Acceptance, record the information contained therein in the Register and forward a copy thereof to the Borrower.
     (d) The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the "Register”) for the recordation of the names and addresses of the Lenders and the other information specified in Section 2.07(b). The Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Agents or any Lender at any reasonable time and from time to time upon reasonable prior notice.
     (e) Upon written notice to the Borrower and the Administrative Agent, each Lender may sell participations to one or more Eligible Assignees (other than, without the Administrative Agent’s prior written consent, which shall be in the Administrative Agent’s sole discretion, the Borrower or any of its Affiliates) in or to all or a portion of its rights and/or obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Loan) without the consent of the Borrower, the Administrative Agent or any Lender (other than as provided for in the definition of “Eligible Assignee”); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents and (iv) no Lender shall be entitled to receive any greater amount pursuant to Section 2.14 than such Lender would have been entitled to receive had such Lender not sold such participation. No Lender may grant to any holder of a participation in the rights and obligations of such Lender under the Loan Documents the right to require such Lender to take or omit to take any action under the Loan Documents, except that such Lender may grant to any such holder the right to require such holder’s consent in order for such Lender to consent to (i) reduce the principal of or interest on the outstanding Loan or the fees or other amounts payable to such Lender hereunder, (ii) postpone any date fixed for any payment of principal of or interest on the outstanding Loan or the fees payable to such Lender hereunder, (iii) release the Lien on any substantial part of the Collateral or (iv) permit the Borrower to assign any of its obligations under this Agreement to any other Person. Each holder of a participation in any rights and obligations under this Agreement, if and to the extent the applicable participation agreement so provides, shall, with respect to such participation, be entitled to all of the rights of a Lender as fully as though it were a Lender under Section 2.14 (subject to clause (iv) of the first sentence of this subsection (e) and subject to any conditions imposed on each Lender hereunder with respect thereto); provided, however, that no holder of a participation shall be entitled to any amounts that would otherwise be payable to it with respect to its participation under Section 2.14 unless such amounts would have been payable to the Lender that granted such participation if such participation had not been granted. Each Lender selling or granting a participation shall indemnify the Borrower and the Administrative Agent for any liabilities for Taxes that the Borrower or the Administrative Agent, as the case may be, might incur as a result of such Lender’s failure to withhold and pay any Taxes applicable to payments by such Lender to its participant in respect of such participation.
     (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee, designee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree in writing in favor of (and delivered to) the Borrower to preserve the confidentiality of any Confidential Information received by it on terms substantially similar to those set forth in Section 9.08.
     SECTION 9.08. Confidentiality. Except as otherwise required by Law or the rules of the New York Stock Exchange, as such Law and rules are interpreted by counsel (who may be inside counsel) for a party, no party shall, or shall permit any of its Affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without prior consultation with the other parties. Except as provided above, the parties hereto agree to keep, and to cause their respective Related Parties to keep, the transactions contemplated by this Agreement and all other agreements and documents executed in connection herewith (other than the Securities Repurchase Agreement and any other written agreement to which each of the Borrower (or an Affiliate of the Borrower) and MGIC (or an Affiliate of MGIC) is a party that includes its own confidentiality provisions, in each case which shall be subject to the confidentiality provisions set forth therein), including, without limitation, each Loan Document and each other agreement or document entered into in connection with the transactions contemplated hereby and the respective terms hereof and thereof and the Borrower Confidential Information (the “Confidential Information”), strictly confidential, and no party shall, or permit any of its Related Parties to, without the prior written consent of the other parties (in the case of Borrower Confidential Information, without the prior written consent of the Borrower), disclose the Confidential Information to any Person (other than to its Related Parties), except (i) to the extent a party is advised by its counsel (who may be internal counsel) that such disclosure is required by Law (it being understood that, for this purpose, “Law” includes a subpoena or similar demand issued in connection with an adversary proceeding), and the provisions of clause (A) of the following sentence are complied with, (ii) solely in the case of the Borrower and/or its Related Parties, to the lenders under the Citi Agreement or any facility replacing the Citi Agreement and their counsel, in the case of the Borrower and/or its Related Parties, to the Office of the Comptroller of the Currency or any other applicable state or federal regulatory or supervisory authority having jurisdiction over such party and, in the case of the Initial Lender, to the Office of Commissioner of Insurance of Wisconsin or any other state or federal regulatory or supervisory authority having jurisdiction over the Initial Lender, (iii) solely with respect to any Lender, to financial institutions potentially providing funds to such Lender or its Affiliates (and to financial institutions providing funds to such financial institutions) and to prospective Eligible Assignees and permitted participants of such Lender, provided that any such Person agrees, for the benefit of the Borrower, to keep such information confidential to the same extent required of such Lender hereunder (without giving effect to clauses (iii), (iv) or (vi) of this proviso), (iv) solely with respect to this Agreement and the terms hereof, to the extent required under the Exchange Act to be filed with the U.S. Securities and Exchange Commission by any party or Affiliate of such party, (v) to the extent such Confidential Information is or has become generally available to the public, other than as a result of disclosure by such party or any of its Related Parties or (vi) to the extent required to enforce this Agreement or any other Loan Document. Notwithstanding anything in this Agreement to the contrary, (A) with respect to matters described in clause (i) above, in the event that a party hereto is advised by its counsel that disclosure of any item constituting Confidential Information is required by Law, it is agreed that such party or its Related Party, as the case may be, (x) shall notify the other parties of such requirement as promptly as practicable, (y) may, without liability hereunder, disclose such item in the manner it is advised is required by Law and (z) will exercise its best efforts to have confidential treatment accorded to any provision of such item that a party hereto reasonably requests to have accorded such treatment if such requesting party takes primary responsibility for preparing and, to the extent permissible by law, processing such request and (B) disclosure of any item of Confidential Information shall be permitted hereunder if and to the extent expressly permitted by any provision of such item of Confidential Information.
     Notwithstanding anything herein to the contrary, the Administrative Agent or any Lender (and each officer, director, employee, agent and advisor of such Person) may disclose to any and all other Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such “tax treatment” and “tax structure”.
     SECTION 9.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.
     SECTION 9.10. Severability. In the event any one or more of the provisions contained in this Agreement or any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall, to the maximum extent permitted by applicable law, not in any way be affected or impaired thereby.
     SECTION 9.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.
     SECTION 9.12. Jurisdiction, Etc.

     (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York, New York or Wisconsin State court or federal court of the United States of America sitting in Milwaukee, Wisconsin, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State or Wisconsin State court or, to the extent permitted by law, in such federal court. Nothing in this Agreement or any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document in the courts of any jurisdiction.
     (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any New York State or federal court or Wisconsin State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. The Borrower shall provide the Administrative Agent seven (7) Business Days’ prior written notice before commencing any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any venue other than a Wisconsin State or federal court.
     SECTION 9.13. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     SECTION 9.14. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.14, 9.04 and 9.08 and Article VII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan or the termination of this Agreement or any provision hereof.
     SECTION 9.15. No Personal Liability. No member, manager, stockholder, officer, director, employee or incorporator, past, present or future, of the Borrower, as such, shall have any personal liability under this Agreement by reason of his, her or its status as such member, manager, stockholder, officer, director, employee or incorporator.
     SECTION 9.16. Reinstatement. Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, the Borrower, each Lender and each Agent hereby agree that, if at any time all or any part of any payment theretofore applied to the repayment of the Loan or to the payment of any other amount payable by the Borrower under this Agreement or any other Loan Document (in each case in accordance with this Agreement and/or the applicable Loan Document(s)) is or must be rescinded or returned for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Borrower), such payment obligations shall, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence notwithstanding such application, and this Agreement and/or the applicable Loan Document(s) shall continue to be effective or be reinstated, as the case may be, as to such payment obligations (and as to rights and obligations arising from such payment obligations, including, without limitation, determination of the Required Lenders, the application of payments among the Notes, directions with respect to payments under Section 2.13(a) and the appointment of Agents), all as though such application had not been made.
[SIGNATURES TO FOLLOW]

S-1
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

SHERMAN FINANCIAL GROUP LLC, as Borrower

By	/s/ Leslie G. Gutierrez
	Name:	Leslie G. Gutierrez
	Title:	Authorized Representative

Credit Agreement

S-2

MORTGAGE GUARANTY INSURANCE CORPORATION, as Administrative Agent, Collateral Agent and the Initial Lender
By	/s/ J. Michael Lauer
	Name:	J. Michael Lauer
	Title:	Executive Vice President and Chief Financial Officer

Credit Agreement

EXHIBIT A
Form of Assignment and Acceptance
ASSIGNMENT AND ACCEPTANCE
     Reference is made to the Credit Agreement, dated as of August 13, 2008, as amended, supplemented or modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition being used as therein defined), among Sherman Financial Group LLC (the "Borrower”), the lenders from time to time party thereto and Mortgage Guaranty Insurance Corporation, as administrative agent and collateral agent.
     The “Assignor” and the “Assignee” referred to on Schedule I hereto agree as follows:
     1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule I hereto of all outstanding rights and obligations under the Loan Documents. After giving effect to such sale and assignment, the amount of the Loan owing to the Assignee will be as set forth on Schedule I hereto.
     2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.
     3. The Assignee (i) confirms that it has received a copy of the Loan Documents, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender from and after the Effective Date.

     4. [The Assignee agrees and acknowledges that, notwithstanding any provision of the Credit Agreement, any Note payable to the Assignee or any other Loan Document to the contrary, all payments of principal and interest in respect of the portion of the Loan assigned hereunder shall, in accordance with and to the extent provided for in the Credit Agreement, constitute “Redirected Payments” to be applied in accordance with the provisions of the Credit Agreement governing the application of Redirected Payments, including, without limitation, Section 2.05(c) of the Credit Agreement (and the Assignee hereby irrevocably directs the Borrower to pay each Redirected Payment directly to the Administrative Agent to be so applied) for so long as the Initial Lender Exposure is greater than zero. The Assignee agrees that if any payment or payments are made to the Assignee in respect of the Loan notwithstanding the immediately preceding sentence, the Assignee will promptly deliver all such payments to the Administrative Agent in precisely the form received, with any necessary endorsement, to be applied as a payment on the Initial Lender’s Note(s). Until such delivery, the Assignee shall not commingle any such payments with any other funds or property of the Assignee, but shall hold such payments upon an express trust for the Initial Lender until delivered to the Administrative Agent.1]
     5. Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on Schedule I hereto. Notwithstanding the foregoing, except with respect to assignments to Affiliates of the Assignor that under Section 9.07(a) of the Credit Agreement do not require the consent of the Borrower or the Administrative Agent, this Assignment shall not be effective without the signatures of the Borrower and the Administrative Agent.
     6. Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in the Credit Agreement and this Assignment and Acceptance, have the rights and obligations of a Lender under the Loan Documents and (ii) the Assignor shall, to the extent provided in the Credit Agreement and this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.
     7. [Except as otherwise provided in paragraph 4 above,] [U]pon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal and interest with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Loan Documents for periods prior to the Effective Date directly between themselves. Without limiting the generality of the foregoing, the aggregate consideration paid by the Assignee to the Assignor in respect of this Assignment and Acceptance shall be allocated to accrued and unpaid interest as of the Effective Date in the same ratio that accrued and unpaid interest on all Notes outstanding on the day prior to the Effective Date bears to the principal

[1]	This paragraph 4 should be removed for any assignee that is an Affiliate of Mortgage Guaranty Insurance Corporation.

amount of such Notes plus such accrued and unpaid interest, with the remainder of the amount of such consideration allocated to principal.
     8. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.
     9. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule I to this Assignment and Acceptance by facsimile or e-mail shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.
     IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule I to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

Accepted and Approved this
___ day of                     , 20___
MORTGAGE GUARANTY INSURANCE
CORPORATION, as Administrative Agent

By
Name:
Title:

SHERMAN FINANCIAL GROUP LLC, as Borrower

By
Name:
Title:
Assignment and Acceptance

Schedule I
to
Assignment and Acceptance

(i) Percentage interest assigned by Assignor:			%

(ii) Aggregate outstanding principal amount of the Loan assigned by Assignor hereunder:	$

(iii) Accrued and unpaid interest with respect to the principal amount of the Loan assigned by Assignor hereunder:	$

(iv) Effective Date:		,

[NAME OF ASSIGNOR], as Assignor

By
Name:
Title:

Date: , 20__

[NAME OF ASSIGNEE], as Assignee

By
Name:
Title:

Date: , 20__

Address for Notices:
[Address]

EXHIBIT B
Form of Note
NOTE

$ [ ]	[Date]
     FOR VALUE RECEIVED, SHERMAN FINANCIAL GROUP LLC, a Delaware limited liability company (the "Borrower”), hereby promises to pay to the order of [NAME OF LENDER] (the “Lender”), in accordance with Section 2.13 of the Credit Agreement, dated as of August 13, 2008 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (including the Lender) and Mortgage Guaranty Insurance Corporation, as administrative agent and collateral agent, the principal sum of [AMOUNT IN WORDS] ($[AMOUNT IN NUMBERS]), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of this Note (as shown on Exhibit A attached hereto, as updated from time to time by the Lender in accordance with the Credit Agreement), in like money and funds, for the period commencing on the Closing Date until this Note shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.
     This Note is one of the Notes referred to in the Credit Agreement, and evidences the portion of the Loan made by the Lender thereunder. Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.
     This Note is issued pursuant to the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of this Note upon the terms and conditions specified therein and other provisions relevant to this Note.
     THIS NOTE SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

SHERMAN FINANCIAL GROUP LLC, as Borrower
By
Name:
Title:

EXHIBIT A TO NOTE
PRINCIPAL ADVANCES AND PAYMENTS

Date	Amount of Principal Advanced	Amount of Principal Repaid	Unpaid Principal Balance

EXHIBIT C
Terms of Guarantee
1. Unconditional Guaranty.
     (a) For so long as the Initial Lender Exposure is greater than zero, the guarantor hereby unconditionally and irrevocably guarantees (such guaranty referred to herein as the “Guaranty”) to each Lender, the Administrative Agent and the Collateral Agent and their respective successors and assigns, the punctual payment when due, whether at scheduled maturity or by acceleration, demand or otherwise, of all payment obligations of the Borrower now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, reimbursement obligations, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise, including, without limitation, the obligation of the Borrower to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by the Borrower under any Loan Document (such obligations being the “Guaranteed Obligations”). Failing payment when due of any amount so guaranteed, the guarantor shall be obligated to pay the same immediately. For the avoidance of doubt, the guarantor’s obligations hereunder shall in all cases be subject to the provisions of the Agreement and each Assignment and Acceptance regarding each Redirected Payment (as defined in any Assignment and Acceptance).
     (b) The guarantor hereby agrees that its guarantee obligations shall be unconditional, irrespective of the validity, regularity or enforceability of the Guaranteed Obligations or the Agreement, the absence of any action to enforce the same, any waiver or consent by any Lender, the Administrative Agent and the Collateral Agent with respect to any provisions of the Agreement or this Guaranty, the recovery of any judgment against the Borrower, any action to enforce the same, or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than complete, irrevocable payment of the Guaranteed Obligations). The guarantor hereby waives the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Borrower, any right to require a proceeding first against the Borrower, protest, notice and all demands whatsoever and covenants that this Guaranty shall not be discharged except by complete performance of the obligations contained in the Notes, the Agreement and this Guaranty. This Guaranty is a guaranty of payment and not of collection. The guarantor further agrees that, as between it, on the one hand, and the Lenders, the Administrative Agent and the Collateral Agent, on the other hand, (i) subject to this Guaranty, the maturity of the Guaranteed Obligations may be accelerated as provided in Article VI of the Agreement for the purposes of this Guaranty, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations, and (ii) in the event of any acceleration of such obligations as provided in Article VI of the Agreement, such Guaranteed Obligations shall forthwith become due and payable by the guarantor for the purpose of this Guaranty.
     (c) No stockholder, manager, member, officer, director, employee or incorporator, past, present or future, of the guarantor, as such, shall have any personal liability under this

Guaranty by reason of his, her or its status as such stockholder, manager, member, officer, director, employee or incorporator.
2. Limitations on Guaranty. Notwithstanding anything to the contrary herein, the obligations of the guarantor under this Guaranty will be limited to the maximum amount that, after giving effect to all other contingent and fixed liabilities of the guarantor, will result in the obligations of the guarantor under this Guaranty not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.
3. Waiver of Subrogation. Until the Agreement is discharged and all of the Guaranteed Obligations are discharged and paid in full, the guarantor hereby irrevocably waives and agrees not to exercise any claim or other rights that it may now or hereafter acquire against the Borrower that arise from the existence, payment, performance or enforcement of the Guaranteed Obligations and the guarantor’s obligations under this Guaranty and the Agreement, in any such instance including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, and any right to participate in any claim or remedy of the Lenders, the Administrative Agent or the Collateral Agent against the Borrower, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to the guarantor in violation of the preceding sentence and any amounts owing to any Lender, the Administrative Agent or the Collateral Agent under any Loan Document shall not have been paid in full, such amount shall have been deemed to have been paid to the guarantor for the benefit of, and held in trust for the benefit of, such Lender, the Administrative Agent or the Collateral Agent and shall forthwith be paid to such Lender, the Administrative Agent for the benefit of itself, or the Collateral Agent for the benefit of itself, to be credited and applied to the obligations of the Borrower in favor of such Lender, the Administrative Agent or the Collateral Agent, as the case may be, whether matured or unmatured, in accordance with the terms of the Agreement. The guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Agreement and that the waiver set forth in this paragraph is knowingly made in contemplation of such benefits.
4. No Set-Off. Each payment to be made by the guarantor under this Guaranty in respect of the Guaranteed Obligations shall be payable in the currency or currencies in which such Guaranteed Obligations are denominated, and shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.
5. Obligations Continuing. The obligations of the guarantor under this Guaranty shall be continuing and shall remain in full force and effect until all the Guaranteed Obligations have been paid in cash and satisfied in full.

6. Obligations Not Reduced. The obligations of the guarantor under this Guaranty shall not be satisfied, reduced or discharged except solely by the payment of such principal, premium, if any, interest, fees and other monies or amounts as may at any time prior to discharge of the Agreement be or become owing or payable under or by virtue of or otherwise in connection with the Guaranteed Obligations or the Agreement.
7. Obligations Reinstated. The obligations of the guarantor under this Guaranty shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment that would otherwise have reduced the obligations of the guarantor under this Guaranty (whether such payment shall have been made by or on behalf of the Borrower or by or on behalf of the guarantor) is rescinded or reclaimed from any Lender, the Administrative Agent or the Collateral Agent upon the insolvency, bankruptcy, liquidation or reorganization of the Borrower or the guarantor or otherwise, all as though such payment had not been made. If demand for, or acceleration of the time for, payment by the Borrower under the Loan Documents is stayed upon the insolvency, bankruptcy, liquidation or reorganization of the Borrower, all such Debt otherwise subject to demand for payment or acceleration shall nonetheless be payable by the guarantor as provided under this Guaranty.
8. Obligations Not Affected. Except as otherwise provided in paragraph 2 above, the obligations of the guarantor under this Guaranty shall not be affected, impaired or diminished in any way by any act, omission, matter or thing whatsoever, occurring before, upon or after any demand for payment under this Guaranty (and whether or not known or consented to by the guarantor or any Lender, the Administrative Agent or the Collateral Agent) that, but for this provision, might constitute a whole or partial defense to a claim against the guarantor under this Guaranty or might operate to release or otherwise exonerate the guarantor from any of its obligations under this Guaranty or otherwise affect such obligations, whether occasioned by default of any Lender, the Administrative Agent or the Collateral Agent or otherwise, including, without limitation:
     (a) any limitation of status or power, disability, incapacity or other circumstance relating to the Borrower or any other Person, including any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding up or other proceeding involving or affecting the Borrower or any other Person;
     (b) any irregularity, defect, unenforceability or invalidity in respect of any indebtedness or other obligation of the Borrower or any other Person under the Agreement or any other document or instrument;
     (c) any failure of the Borrower, whether or not without fault on its part, to perform or comply with any of the provisions of the Agreement, or to give notice thereof to the guarantor;
     (d) the taking or enforcing or exercising or the refusal or neglect to take or enforce or exercise any right or remedy from or against the Borrower or any other Person or their respective assets or the release or discharge of any such right or remedy;
     (e) the granting of time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Borrower or any other Person;

     (f) any change in the time, manner or place of payment of, or in any other term of, any of the Notes, or any other amendment, variation, supplement, replacement or waiver of, or any consent to departure from, the Agreement, including, without limitation, any increase or decrease in any amount due with respect to any of the Guaranteed Obligations;
     (g) any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of the Borrower or the guarantor;
     (h) any merger or amalgamation of the Borrower or the guarantor with any Person or Persons;
     (i) the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction by any present or future action of any governmental authority or court amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the Guaranteed Obligations or the obligations of the guarantor under this Guaranty; and
     (j) any other circumstance (other than by complete, irrevocable payment) that might otherwise constitute a legal or equitable discharge or defense of the Borrower under the Agreement or the Notes or of the guarantor in respect of this Guaranty.
9. Waiver. Without in any way limiting the provisions of paragraph 1 above, the guarantor hereby waives notice of acceptance hereof, notice of any liability of the guarantor hereunder, notice or proof of reliance by each Lender, the Administrative Agent or the Collateral Agent upon the obligations of the guarantor under this Guaranty, and diligence, presentment, demand for payment on the Borrower, protest, notice of dishonor or non-payment of any of the Guaranteed Obligations, or other notice or formalities to the Borrower or the guarantor of any kind whatsoever.
10. No Obligation to Take Action Against the Borrower. None of any Lender, the Administrative Agent or the Collateral Agent or any other Person shall have the obligation to enforce or exhaust any rights or remedies or to take any other steps under any security for the Guaranteed Obligations or against the Borrower or any other Person or any property of the Borrower or any other Person before such Person is entitled to demand payment and performance by the guarantor of its liabilities and obligations under this Guaranty or otherwise under the Agreement.
11. Dealing with the Borrower and Others. Each Lender, the Administrative Agent and the Collateral Agent, without releasing, discharging, limiting or otherwise affecting in whole or in part the obligations and liabilities of the guarantor hereunder and without the consent of or notice to the guarantor, may:
     (a) grant time, renewals, extension, compromises, concessions, waivers, releases, discharges and other indulgences to the Borrower or any other Person;
     (b) take or abstain from taking security or collateral from the Borrower or from perfecting security or collateral of the Borrower;

     (c) release, discharge, compromise, realize, enforce or otherwise deal with or do any act or thing in respect of (with or without consideration) any and all collateral, mortgages or other security given by the Borrower or any third party with respect to the obligations or matters contemplated by the Agreement or the Notes;
     (d) accept compromises or arrangements from the Borrower;
     (e) apply all monies at any time received from the Borrower or from any security upon such part of the Guaranteed Obligations as any of each Lender, the Administrative Agent or the Collateral Agent, as relevant, may see fit or change any such application in whole or in part from time to time as any of each Lender, the Administrative Agent or the Collateral Agent, as relevant, may see fit; and
     (f) otherwise deal with, or waive or modify their right to deal with, the Borrower and all other Persons and any security as each Lender, the Administrative Agent or the Collateral Agent, as relevant, may see fit.
12. Default and Enforcement. If the guarantor fails to pay any amount in accordance with paragraph 1 above, each of any Lender, the Administrative Agent and the Collateral Agent, as relevant, may proceed in its name hereunder in the enforcement of this Guaranty and the guarantor’s obligations under this Guaranty by any remedy provided by law, whether by legal proceedings or otherwise, and to recover from the guarantor the Guaranteed Obligations.